Exhibit 99.2

Summary of Detroit Edison’s Rate Transition Plan

June 20, 2003

TO THE INVESTMENT COMMUNITY1:

As detailed in today’s press release, The Detroit Edison Company (“Detroit Edison” or the “Company”) will file today an application for a change in retail electric rates, resumption of the Power Supply Cost Recovery (“PSCR”) mechanism, and recovery of net stranded costs with the Michigan Public Service Commission (“MPSC”). This document provides additional detail about today’s filing.

Introduction

Detroit Edison’s last base rate case was ten years ago. Residential customers today actually pay 11 percent less for electricity than they did in 1992, because Detroit Edison has lowered rates several times during the past decade. When adjusted for inflation, electric rates are about 40 percent lower in real terms than in 1992. Taken in this context, we believe that the rate increase reflected in our filing is reasonable and modest.

We believe that our filing request can accomplish the following for Detroit Edison:

•	Provide a long-term rate structure that addresses cost pressures facing the company, while continuing to offer value to current Detroit Edison customers.

•	Provide current and future customers with a continued supply of safe and reliable electric service

•	Provide Detroit Edison and its shareholders with a fair opportunity to earn a return on equity that is commensurate with the risks associated with the present operating and financial environment

•	Maintain cash stability and continued economic credit availability

1 This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the forward-looking statements in DTE Energy Company’s “DTE Energy” and Detroit Edison’s 2002 Form 10-K Item 1 (incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially, including, but not limited to, the speed and nature of regulatory approvals. DTE Energy and Detroit Edison expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

•	Provide for financial results that will allow Detroit Edison to competitively access the permanent capital markets on reasonable terms

Rate Impact on Detroit Edison Customers

The Company is seeking approval of its proposed base rate increases for all rate classes. For residential customers, the proposed base rate increase will not take effect until 2006, because rates are capped for this rate class at current levels through the end of 2005. Rates for small commercial and industrial customers are capped through the end of 2004, meaning the proposed rates wouldn’t take effect until 2005. Large commercial and industrial customers will see the effects of the increase beginning next year, when the current rate freeze for this rate class expires on December 31, 2003. However, the Company is also proposing that base rates for the customer classes still subject to rate caps in 2004 and 2005 be adjusted in an equal and offsetting amount with any change in PSCR factor to maintain the total rate level currently in affect.

For full service customers, the proposed base rate change will be applied as an equal percent increase of 8.02 % to the bills of residential, small commercial/industrial and large commercial/industrial customers, subsequent to cap expirations for the class, as outlined in the following table.

Full Service
Customer Class	Current	Proposed	Increase	Effective Date

Large Commercial	6.6 ¢/kwh	7.13 ¢/kwh	8.02%	1/1/2004
and Industrial
Small Commercial	10.25 ¢/kwh	11.07 ¢/kwh	8.02%	1/1/2005
and Industrial
Residential	9.17 ¢/kwh	9.90 ¢/kwh	8.02%	1/1/2006

In addition to these base rate increases, the Company proposes surcharges to recover certain deferred regulatory assets beginning in 2004. The proposed surcharges will be phased in through 2006 due to the rate caps, and will apply to both full service customers and customers who under Act 141 (defined later in this document) have the opportunity to choose alternative electric suppliers (“Electric Choice “), we call these customers “Electric Choice customers”. The proposed surcharges for each customer class are outlined in the following table.

Customer Class	Proposed	Increase	Effective Date

Full Service:
Large Commercial and Industrial	0.115 ¢/kwh	1.5%	1/1/2004
Small Commercial and Industrial	0.142 ¢/kwh	2.4%	1/1/2005
Residential	0.424 ¢/kwh	4.7%	1/1/2006
Electric Choice	0.115 ¢/kwh	N/A	1/1/2004

For Electric Choice customers, the Company is requesting a rate increase through the application of class specific net stranded cost charges and increases in the Retail Access Service Tariff (“RAST”) as noted below.

	Current	Proposed	Increase	Effective

RAST	1.23¢/kwh	1.51¢/kwh	22.7%	1/1/2004
Average Net Stranded Cost Charge	0.0¢/kwh	1.41¢/kwh	N/A	1/1/2004

Highlights of Detroit Edison’s Request

•	Requested a base rate increase for both full service and Electric Choice customers totaling $416 million (~12% increase) in 2006 (after the expiration of all customer rate caps). The Company is proposing that the $416 million increase be allocated between full service customers ($265 million) and Electric Choice customers ($151 million). A summary of the requested base rate increase by customer class can be found in Table 1.

•	Requested a five-year surcharge from both full service and Electric Choice customers to recover certain deferred regulatory asset balances. This surcharge will be phased in by customer class between 2004 and 2006 as rate caps expire, and will total $109 million in 2006. A summary of the requested surcharge by customer class can be found in Table 1.

•	Authority to increase rates on an interim basis by $274 million to all customers not subject to a rate cap. The interim request would be effective January 1, 2004. Please see Table 2 for additional detail.

•	Reinstatement of the PSCR mechanism concurrent with the order addressing the Company’s request for interim rate relief. The Company is also proposing that base rates for the customer classes still subject to rate caps in 2004 and 2005 be adjusted in an equal and offsetting amount with any change in PSCR adjustments to maintain the total rate level currently in affect.

•	A proposed return on equity (“ROE”) sharing mechanism effective for the calendar year in which a final order is received in this case.

•	The final request for rate relief is based on a 50 percent equity-50 percent debt capital structure and a proposed ROE of 11.5%. This capital structure equates to $3.236 billion of equity for Detroit Edison in 2004.

Background — Detroit Edison’s Regulatory Environment

Restructuring of the electric utility industry in Michigan moved forward when Customer Choice and Electric Reliability Act 141 (“Act 141”) was enacted in June 2000. Act 141 required, among other things, that all electric residential customers of Detroit Edison were to receive an immediate five percent reduction in rates and that rates of the remaining retail electric customers should be reduced by up to five percent if the utility securitized specified qualified costs, and the securitization provided sufficient savings to allow for the reduction. Thereafter, the rates for all customers were to be frozen (cannot be increased or decreased) through December 31, 2003.

Commencing on January 1, 2002, Act 141 also gave customers of Detroit Edison the opportunity to exercise a choice as to who would be their electric supplier in return for the utility’s right to recover net stranded costs created by customers choosing an alternative electric supplier. Unlike electric restructuring initiatives in other states, Michigan utilities were not required by Act 141 to divest their generating assets as part of this restructuring effort, and retained the obligation to serve all customers within their service territory, including those that choose to leave but subsequently decide to return.

After the passage of Act 141, the MPSC, in an order issued in June 2000, reduced Detroit Edison’s residential electric rates by five percent and imposed a rate freeze for all classes of customers through December 31, 2003. The freeze included a suspension of the PSCR mechanism. In April 2001, the rates for large commercial and industrial customers were also lowered by five percent as a result of savings derived from the issuance of securitization bonds in March 2001.

The Act 141 rate freeze ends on January 1, 2004. However, the rates for all retail customers will remain capped (can be decreased, not increased) unless Detroit Edison demonstrates that: (1) it has completed the necessary MPSC approved actions to expand transmission import capability into Michigan by 2,000 MW and (2) that it satisfies a market power test defined within Act 141. On May 29, 2003, the Company filed an affidavit before the MPSC indicating that it had completed all required transmission system improvements to satisfy the import capability requirement. On the same date, the Company also filed testimony and exhibits demonstrating that it will meet the market power test as defined in Act 141. A decision on this case is expected before the end of the year.

Act 141 entitles Detroit Edison to full recovery of the costs associated with the implementation of its Electric Choice program, as well as all net stranded costs caused by customers choosing an alternative electric supplier. Detroit Edison has established a regulatory asset to defer recovery of its approved implementation costs and incurred net stranded costs, which are subject to review in a subsequent annual net stranded cost proceeding.

Structural Changes are needed for Michigan’s Electric Market

Act 141 was purposely enacted as a transitional step when complete deregulation of electric service was anticipated. This transitional structure is not sustainable over the long term for numerous reasons. These reasons include:

•	The current program provides customers with a choice of service provider, while leaving Detroit Edison fully regulated. In addition, Detroit Edison retains an obligation to serve all customers, whether those customers stay with the utility, leave the utility for another supplier, or leave the utility and subsequently return to the utility.

•	Costs associated with the Electric Choice program are not being borne by Electric Choice participants. Program implementation costs, by MPSC order, are being deferred for future recovery, and the MPSC has not finalized any method to ensure recovery (as required by Act 141).

•	Currently, Electric Choice participants can return to full utility service at regulated rates at any time. The program should be modified to require that Electric Choice customers who return to full utility service do so at market rates, and that any costs created by their participation in Electric Choice follow them back to full utility service so as to ensure the full recovery of all net stranded costs in a timely fashion.

•	The current Electric Choice program provides an incentive to a class of customers (commercial) to participate in the Electric Choice program through the retention of skewed or above-cost rates for full utility service and the application of credits and other incentives.

Emerging Cost Pressures at Detroit Edison

In addition to the required structural changes to Michigan’s electric market, Detroit Edison is facing a number of current and emerging cost pressures that must be addressed:

•	Detroit Edison has not requested a change in base rates in more than a decade. Since that time, Detroit Edison’s costs, particularly in the areas of pension and healthcare, have risen substantially. The impact of escalating pension and healthcare costs is not a problem unique to Detroit Edison or the utility industry. The savings that Detroit Edison has been able to achieve due to the Act 141 suspension of the PSCR has served to partially offset these cost increases through 2003. With the likely resumption of the PSCR at the end of 2003 it is imperative that pension and healthcare costs be included in base rates.

•	Detroit Edison has made substantial capital investments 1) to improve the integrity of the utility’s distribution and generation infrastructure and the Company’s overall level of service, and 2) to meet new air quality requirements that are applicable to its fossil generating plants in May 2004. Detroit Edison has spent over $480 million on mandated environmental compliance requirements during the past decade, with an additional $300 — $400 million in expenditures forecast over the next five to eight years. In addition, federal proposals for new compliance requirements are currently being discussed and may add significantly to compliance costs requested in this case.

The collective financial impact of these issues, when coupled with the expiration of the rate freeze period embedded within Act 141, has led to Detroit Edison’s decision to request an increase in base rates in this filing.

Main Components of Detroit Edison’s Rate Request

•	Requested a base rate increase for both full service and Electric Choice customers totaling $416 million (~12%) in 2006 (after the expiration of all customer rate caps). The increase is net of any change to the PSCR when it is resumed in 2004. The request would result in an 8.02% or $265 million per year increase to all full service customers once the statutorily imposed rates caps for small commercial/industrial customers and residential customers expire on December 31, 2004 and December 31, 2005. The remaining $151 million per year is being requested from Electric Choice customers through the application of class specific net stranded cost charges and increases in the RAST. A summary of the requested base rate increase by customer class can be found in Table 1. The phase-in of customer rates is illustrated in Table 3.

•	Requested a five-year surcharge from both full service and Electric Choice customers to recover certain deferred regulatory asset balances. Examples of these deferred costs include: Electric Choice program implementation costs, return on and of clean air investment made prior to inclusion in rates, net stranded costs for years prior to 2004, etc. These costs, totaling $109 million in 2006, will be collected via surcharge to the respective classes subject to expiration of the rate caps for those classes. A summary of the requested surcharge by customer class can be found in Table 1. The phase-in of the surcharge by customer class is illustrated in Table 3.

•	The Company is requesting an interim increase in rates of $274 million effective January 1, 2004. If approved, the interim increase would be applicable to all large commercial and industrial customers (both full service and Electric Choice) whose rates are not subject to rate caps in 2004. Rates for residential and small commercial and industrial customers will still be subject to Act 141 rate caps in 2004 and will not be increased as a result of the interim request. However, the Company has proposed that any reductions to the PSCR be offset with an equivalent increase in base rates for these customers. Please see Table 2 additional information regarding the proposed rate phase in.

•	The Company maintains the option of using securitization to recover certain costs as allowed by Public Act 142. Costs that may be recovered through securitization include clean air costs, deferred Electric Choice implementation costs, and deferred regulatory assets. Recovery of these items is also included within this request for a change in rates. In the event that Detroit Edison issues securitization bonds for these costs, the Company will amend its rate case filing to remove these costs.

•	Detroit Edison continues to support the MPSC’s collaborative process, which includes any stakeholder or interested party, to reach consensus on establishing appropriate transition charges for Electric Choice customers. If the collaborative process were to produce a settlement agreeable to all parties, then Detroit Edison would amend its rate filing to incorporate the agreed upon transition charges and any other Electric Choice program changes. In the event that a settlement is not reached, the Company has requested that the MPSC approve a class specific net stranded cost transition charge for each rate class to recover stranded costs in 2004 which are equal to 90 percent of the net revenue lost to Electric Choice in that year. The Company is forecasting that Electric Choice participation will grow to 9,000 MW in 2004 resulting in a net revenue loss of $126 million after mitigation. The Company is proposing that the MPSC impose class specific transition charges ranging from 0.00 ¢/kwh to 3.52¢/kwh depending on the customer class. On average the charge equals 1.41 ¢/kwh. The Company is also requesting increases in charges within the RAST, or Electric Choice distribution tariff, equal to $25 million per year. The revenues will recover increases in costs and new investment for distribution services and on-going administrative costs associated with the Electric Choice program.

•	The Company has requested that the PSCR be resumed in 2004 within this general rate proceeding, and not in the more traditional and separate annual PSCR Plan case that occurred prior to the Act 141 rate freeze. 2004 will mark the first year in which the Company will experience significant Electric Choice participation during an active PSCR year. The last full active PSCR year for Detroit Edison was in 1999 and no substantive Electric Choice participation occurred in that year. The issues dealing with the adequacy of base rates, recovery of PSCR costs, and net stranded cost recovery are now interrelated and should be resolved in a common case. The Company is requesting the PSCR be restarted contemporaneous with interim rate relief. The resumption of the PSCR at the time of interim rate relief is contingent upon MPSC concurrence with the Company’s proposed treatment of mitigation sales for subsequent PSCR operation. If the MPSC does not address mitigation sales within the issuance of the interim order, the Company alternatively requests that the PSCR be resumed at time of final order in this proceeding.

•	The Company is proposing a symmetrical ROE sharing proposal, which will apply to Electric Choice customers and full service customers whose rates are no longer capped under Act 141. The proposal includes a bandwidth range of 100 basis points above and below the Company’s authorized ROE. The sharing proposal would provide that shareholders retain all earnings within the 100 basis point band above and below the authorized ROE. If the actual return falls outside of the band, ratepayers would share initially 20 percent of the first 50 basis points outside of the band, with this share increasing by 20 percent for each 50 basis points of actual ROE up to 250 basis points. That is, ratepayers share 20 percent of all earnings outside the band if the actual ROE falls between 101 and 150 basis points, 40 percent of all earnings outside the band if the actual ROE falls between 151 and 200 basis points, 60 percent of all earnings outside the band if the actual ROE falls between 201 and 250 basis points and 80 percent of all earnings outside the band if the actual ROE is in excess of 250 basis points.

Financial Assumptions

Detroit Edison’s filing uses calendar year 2004 as the test year. We are requesting an allowed ROE of 11.5%, using a target permanent capital structure of 50% debt and 50% common equity. We are assuming an associated equity level of $3.236 billion at Detroit Edison. This target capital structure differs from Detroit Edison’s current capital structure, which, at March 31, 2003, was composed of $3.41 billion (56.2%) debt and $2.65 billion (43.8%) equity. The targeted capital structure anticipates certain actions likely to be taken to infuse equity into Detroit Edison to address the deterioration in its capital structure due to several one-time items discussed below.

Over the last 2 years Detroit Edison’s equity has declined by a total of $1.3 billion. Of this, $850 million was due to the re-purchase of common equity from DTE Energy with the proceeds from the Company’s securitization financing; $327 million was due to the spinout of International Transmission Company (“ITC”) to DTE Energy; and $121 million was due to a restructuring charge associated with the reduction in Detroit Edison’s workforce to ensure that cost synergies from the MCN Energy Group merger were realized.

As a result of these transactions, Detroit Edison’s common equity ratio was reduced substantially below the Company’s target common equity ratio of 50-55 percent and below the 50 percent level the MPSC found appropriate in Detroit Edison’s 2001 securitization case.

Accordingly, equity infusions have been made, and we anticipate they will continue to be made, (subject to market conditions among other things), to restore Detroit Edison’s common equity ratio to at least 50 percent. This allows for a capital structure target level consistent with our long-term balance sheet goals and credit rating requirements.

Detroit Edison Financial Performance and Rationale for Rate Relief Requested

In 2002, Detroit Edison earned a 13.6% ROE with extremely favorable weather and a lower common equity level than in years past serving as the main drivers of this financial result. Detroit Edison was able to offset a substantial portion of its increased costs with the excess savings achieved from its suspended PSCR clause. 2002 earnings results, while good, will be difficult to sustain into 2003 and beyond.

2003 is proving to be a challenging year for Detroit Edison as increases in pension and healthcare costs, and the impacts of a slow economy continue. We anticipate that Detroit Edison’s earnings challenges will intensify in 2004 and beyond without rate relief from the MPSC. The Company will continue to face the financial stress of increased pension and healthcare costs, investments to improve its infrastructure, and the adverse financial impacts of the Electric Choice Program. The impact of these factors is illustrated below, and serves as the basis for the amount of the Company’s rate request.

$Millions	Total

Electric Choice Net Margin Contribution	$140
Pension/Healthcare Increase	$113
Clean Air Act Compliance Costs	$68
Infrastructure Costs since last rate case	$58
Capital Structure	$49
Low Income Fund	$40
Other	$(52)

Total 2004 Base Revenue Deficiency	$416

Impact of Rate Caps on Detroit Edison’s Rate Request

Even if the MPSC approved the full amount of Detroit Edison’s $416 million requested base rate increase and the five-year surcharge for recovery of deferred regulatory assets ($109 million in total; $31 million of which would commence in 2004), the Company would collect only a portion of the total requested amount given the rate caps that remain in effect for small commercial/industrial and residential customers. Approximately $150 million of the proposed total request would not be collected in 2004. However Act 141 would allow the Company to defer certain specified costs that are included with the remaining revenue deficiency for recovery after the rate caps for these customers expire. After deferral, approximately $90 million of the revenue would remain unrecovered in 2004.

The Hearing Process

Following today’s filing, the MPSC will notice our application and schedule a pre-hearing conference before the assigned Administrative Law Judge (ALJ). At this conference other parties will ask to intervene in our case. The Staff of the MPSC will also be an active participant. After the admission of parties, the ALJ will establish the case schedule, which will include dates for the filing of intervenor testimony, rebuttal testimony by all parties, cross examination dates, brief and reply brief dates. At the end of the hearing process, the ALJ will issue his/her recommendation in the form of a Proposal for Decision (PFD) for MPSC consideration. After exceptions and replies are filed, the MPSC will then receive the full record and issue a final order after due deliberation. Michigan law directs the Commission to enter a final order in a case of this type within 9 months from the date of application to the final order. In order to receive rate relief prior to first or second quarter 2004, the Company has requested an interim rate increase of $274 million effective January 1, 2004. An interim increase can be granted (under bond) after cross-examination of the Company’s direct case and filing of the Staff’s interim report. An interim hearing is required prior to any determination and could be held in November 2003.

Table 1
Summary of Rate Increase By Customer Class

		Base Rates		Reg. Asset		Total
				Surcharge
	Effective
	Date	$(Millions)%		$(Millions)%		$(Millions)%
Residential	1/1/06	$110	8.0%	$65	4.7%	$175	12.7%
Small Commercial &	1/1/05	$43	8.0%	$13	2.4%	$56	10.4%
Industrial
Large Commercial &	1/1/04	$112	8.0%	$21	1.5%	$133	9.5%
Industrial
Total: Full Service		$265	8.0%	$99	3.0%	$364	11.0%
Customers
Electric Choice		$151	N/A	$10	9.1%	$161	N/A
Customers
Total		$416	11.9%	$109	3.1%	$525	15.0%

Table 2
Phase In of Rate Request by Customer Class
($Millions)

		Phase in of Increase
	Interim	2004	2005	2006

Full Service Customers	$92	$112	$155	$265
Electric Choice Customers	$151	$151	$151	$151
Base Rate Increase	$243	$263	$306	$416
Regulatory Asset Surcharge	$31	$31	$44	$109
Total	$274	$294	$350	$525

Table 3
Phase-In of Proposed Rate Increase
($Millions)

	2004	2005	2006

Residential
Base	$—	$—	$110
Def. Reg. Asset Surcharge	—	—	65

Total	$—	$—	$175

Small Commercial & Industrial
Base	$—	$43	$43
Def. Reg. Asset Surcharge	—	13	13

Total	$—	$56	$56

Large Commercial & Industrial
Base	$112	$112	$112
Def. Reg. Asset Surcharge	21	21	21

Total	$133	$133	$133

Electric Choice
Base	$151	$151	$151
Def. Reg. Asset Surcharge	10	10	10

Total	$161	$161	$161

Total
Base	$263	$306	$416
Def. Reg. Asset Surcharge	31	44	109

Total	$294	$350	$525